UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2012

Oxford Industries, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-04365	58-0831862
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 Peachtree Street, N.E., Suite 688, Atlanta, GA	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 659-2424

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                     Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed by Oxford Industries, Inc. (the “Company”) in a Form 8-K filed on November 6, 2012, the service of Panayiotis Philippou as CEO of the Company’s Ben Sherman Group terminated.  In connection with Mr. Philippou’s departure, on November 12, 2012, Mr. Philippou and the Company’s wholly owned subsidiary Ben Sherman Group Limited (“Ben Sherman”) entered into a compromise agreement pursuant to which:

•                  Ben Sherman agreed to pay Mr. Philippou approximately £123,500, less applicable tax and national insurance deductions, representing a one-time payment in lieu of the six month notice period pursuant to Mr. Philippou’s prior employment contract with Ben Sherman;

•                  In consideration for Mr. Philippou’s covenants under the agreement, as described below, Ben Sherman agreed to pay Mr. Philippou £85,500, less applicable tax and national insurance deductions, as a separation payment;

•                  Ben Sherman agreed to provide Mr. Philippou with private medical coverage through April 1, 2013;

•                  Ben Sherman agreed to pay the legal fees incurred by Mr. Philippou in connection with the negotiation of the compromise agreement (up to £2,000 plus VAT);

•                  Mr. Philippou provided a full release of claims (other than non-waivable claims and the right to enforce the compromise agreement) he may have against Ben Sherman and its affiliated companies and persons, including Mr. Philippou’s waiver of any rights with respect to cash awards and equity awards previously granted under the Ben Sherman Group Long Term Incentive Plan (also referred to as the Ben Sherman Group cash retention plan) and the Company’s Long-Term Stock Incentive Plan, respectively, that were unvested or unearned as of the date Mr. Philippou’s employment ended; and

•                  Mr. Philippou reaffirmed the confidentiality, non-solicitation and non-competition restrictions under his prior employment contract with Ben Sherman, which survive his departure for specified durations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXFORD INDUSTRIES, INC.

November 14, 2012	/s/ Thomas E. Campbell
	Name:	Thomas E. Campbell
	Title:	Senior Vice President-Law and Administration, General Counsel and Secretary